                           SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             CELLSTAR CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     ---------------------------------------------------------------------, 2001

[CELLSTAR CORPORATION LOGO]

         To CellStar Corporation Stockholders:

           You are cordially invited to attend the Annual Meeting of Stockholders of CellStar Corporation (the "Company") to be held at the Omni Dallas Hotel Park West, 1590 LBJ Freeway, Dallas, Texas, on
                           ,                   , 2001, at 10:00 a.m., Dallas
         time.

           The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the annual meeting, which includes (1) the election of one Class III director of the Company and (2) approval of the issuance of shares of the Company's Common Stock in an exchange offer whereby the holders of the Company's 5% Convertible Subordinated Notes due 2002 would be offered the opportunity to exchange up to $150,000,000 in principal amount of their notes for an aggregate of 60,142,221 shares of the Company's Common Stock and an aggregate of $20,000,000 in cash. In addition, we will review with you the affairs and progress of the Company during the past fiscal year.

           We are asking you to approve the proposed stock issuance in connection with the exchange offer because we believe the exchange offer is in the best interests of the Company and its stockholders. The Convertible Subordinated Notes mature in 2002 and will become current liabilities of the Company in October 2001, making it difficult to continue to finance the Company's operations. Therefore, a refinancing of the Notes is necessary. We have explored various alternatives to refinance the Notes and believe that the exchange offer represents the best means available to refinance the Notes and remain a viable company. The exchange offer would significantly reduce the Company's debt and interest payments and strengthen its balance sheet. We believe that any improvement in the Company's balance sheet as a result of the exchange offer would give the Company greater flexibility to expand its business in the future.

           Directors and officers of the Company will be present to help host the annual meeting and to respond to any questions that our stockholders may have. I hope you will be able to attend.

           The Company's Board of Directors believes that a favorable vote on each of the matters to be considered at the annual meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed Proxy promptly.

           Please sign, date and return the enclosed Proxy without delay. If you attend the annual meeting, you may vote in person even if you have previously mailed a Proxy.

           I look forward to seeing you at the annual meeting.

         Sincerely,


         Terry S. Parker
         Chief Executive Officer

[LETTERHEAD OF WORLD HEADQUARTERS]

                             CELLSTAR CORPORATION
                             1730 Briercroft Court
                            Carrollton, Texas 75006

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held            , 2001

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of CellStar Corporation, a Delaware corporation (the "Company"), will be held at the Omni Dallas Hotel Park West, 1590 LBJ Freeway, Dallas,
Texas, on              ,                   , 2001, at 10:00 a.m., Dallas time,
for the following purposes:

  (1) To elect one Class III director for a term expiring in 2004;

  (2) To consider and approve the issuance of Common Stock of the Company in an exchange offer whereby the holders of the Company's 5% Convertible Subordinated Notes due 2002 would be offered the opportunity to exchange up to $150,000,000 in principal amount of their notes for an aggregate of 60,142,221 shares of the Company's Common Stock and an aggregate of $20,000,000 in cash; and

  (3) To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

  The close of business on            , 2001, has been fixed by the Company's
Board of Directors as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournment or adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting will be open to the examination of any stockholder during ordinary business hours at the Company's offices located at 1730 Briercroft Court, Carrollton, Texas 75006.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

                                          By Order of the Board of Directors,

                                          [SIGNATURE OF ELAINE FLUD RODRIGUEZ]

                                          Elaine Flud Rodriguez
                                          Senior Vice President, Secretary
                                           and General Counsel

Carrollton, Texas
     , 2001

                             CELLSTAR CORPORATION
                             1730 Briercroft Court
                            Carrollton, Texas 75006

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held             , 2001

  This Proxy Statement is furnished in connection with the solicitation of proxies ("Proxies") by the Board of Directors of CellStar Corporation (the "Company" or "CellStar") for use at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held at the Omni Dallas Hotel Park West, 1590
LBJ Freeway, Dallas, Texas, on          ,            , 2001, at 10:00 a.m.,
Dallas time, or at such other time and place to which the Meeting may be adjourned. The date on which this Proxy Statement and accompanying Proxy are
first being sent or given to stockholders is            , 2001.

  All shares represented by valid Proxies, unless the stockholder specifies otherwise, will be voted (i) FOR the election of the person named under "Proposal I--Election of Director" as a nominee for election as a Class III director and (ii) FOR the approval of the issuance of shares of the Company's Common Stock in an exchange offer whereby the holders of the Company's 5% Convertible Subordinated Notes due 2002 would be offered the opportunity to exchange up to $150,000,000 in principal amount of their notes for an aggregate of 60,142,221 shares of the Company's Common Stock and an aggregate of $20,000,000 in cash (the "Exchange Offer"). The Board of Directors knows of no other business to be presented at the Meeting. If any other business is properly presented, the persons named in the enclosed Proxy have authority to vote on such matters in accordance with such persons' discretion. Where a stockholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly.

  A stockholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later Proxy, or by voting the shares in person at the Meeting.

                       Record Date and Voting Securities

  The record date for determining the stockholders entitled to notice of and to vote at the Meeting and any postponements and adjournments thereof was the
close of business on              , 2001 (the "Record Date"), at which time
the Company had issued and outstanding            shares of Common Stock.
Common Stock is the only class of outstanding voting securities of the Company.

                               Quorum and Voting

  The presence at the Meeting, in person or by Proxy, of the holders of at least a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum for the conduct of business at the Meeting. Each share of Common Stock represented at the Meeting in person or by Proxy will be counted toward a quorum. If a quorum is not present, the Meeting may be adjourned from time to time until a quorum is obtained. Each share of Common Stock is entitled to one vote with respect to all matters (including election of director) presented for stockholder vote at the Meeting.

  To be elected, the nominee for election as a Class III Director must receive the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Meeting. Votes may be cast in favor or withheld with respect to the nominee. Votes that are withheld will be counted toward the determination of whether a quorum exists, but will be excluded entirely from the tabulation of votes for election of the specified nominee and, therefore, will not affect the outcome of the vote on such proposal.

  Approval of the proposal to approve the issuance of Common Stock in the Exchange Offer requires the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Meeting. Abstentions may be specified on such proposal and will have the same effect as a vote against such proposal.

  "Broker non-votes" (i.e., shares held by brokers or nominees as to which the brokers have no discretionary power to vote on a particular matter and have received no instructions from the persons entitled to vote such shares), if any, will be counted as present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the Proxy that it does not have discretionary authority to vote, those shares will be treated as not entitled to vote with respect to that matter. Therefore, with respect to the approval of Proposal II, which requires the affirmative vote of a majority of the shares present or represented and entitled to vote on the proposal at the Meeting, broker non-votes will be excluded from the tabulation and will have no effect on such Proposal. Broker non-votes will have no effect on Proposal I.

                                  PROPOSAL I

                             ELECTION OF DIRECTOR

  The Company's Certificate of Incorporation provides for a Board of Directors divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at the Company's Annual Meeting of Stockholders. Each class of directors is elected for a term of three years, except in the case of elections to fill vacancies or newly created directorships.

  There is one Class III director to be elected for a term expiring at the Company's Annual Meeting of Stockholders in 2004 or until his successor has been elected and qualified. It is intended that the name of the nominee indicated below will be placed in nomination and that the persons named in the Proxy will vote for his election. The nominee has indicated his willingness to serve as a member of the Board of Directors if elected; however, in case the nominee shall become unavailable for election to the Board of Directors for any reason not currently known or contemplated, the persons named in the Proxy will have discretionary authority to vote the Proxy for a substitute. Proxies cannot be voted for more than one nominee.

  Information concerning the nominee proposed by the Board of Directors for election as a Class III director, along with information concerning the current Class I and Class II directors, whose terms of office will continue after the Meeting, is set forth below.

  The nominee for election as a Class III director is as follows:

Class III Nominee--Term Expiring in 2004

 Name                                   Age Current Position
 ----                                   --- ----------------
 Terry S. Parker.......................  56 Chief Executive Officer

  The current directors whose terms will expire after 2001 are as follows:

Class I Director--Term Expiring in 2002

 Name                                   Age Current Position
 ----                                   --- ----------------
 Dale V. Kesler........................  62 Director

Class II Directors--Terms Expiring in 2003

Name                                                   Age Current Position
----                                                   --- ----------------
James L. Johnson......................................  74 Chairman of the Board
J.L. Jackson..........................................  69 Director
Jere W. Thompson......................................  69 Director

  Alan H. Goldfield, a Class III director and the Chairman of the Board, Chief Executive Officer and founder of the Company, retired on July 5, 2001. The Board has not yet filled the vacancy created by Mr. Goldfield's recent retirement. On March 10, 2000, Sheldon I. Stein, a Class I director, resigned from the Company's Board.

  Set forth below is a description of the backgrounds of each of the directors of the Company.

  Terry S. Parker has served as Chief Executive Officer of the Company since July 2001, as a director of the Company since March 1995 and as President and Chief Operating Officer of the Company from March 1995 through July 1996. Mr. Parker served as Senior Vice President of GTE Corporation and President of GTE's Personal Communications Services, GTE's wireless division, from October 1993 until he joined the Company. From 1991 to 1993, Mr. Parker served as President of GTE Telecommunications Products and Services. Before 1991, Mr. Parker served as President of GTE Mobile Communications. Mr. Parker has served on the Board of Directors for Nucentrix Corporation since April 1988. In addition, Mr. Parker has served on the Board of Directors of Telenetics Corporation from May 2000 until March 2001, and as the President and Chief Executive Officer of Telenetics from September 2000 until March 2001. Mr. Parker served on the Audit Committee of CellStar's Board of Directors until January 2000, when CellStar's Board of Directors restructured the composition and duties of the Audit Committee.

  Dale V. Kesler has served as a director of the Company since March 1999. Mr. Kesler retired as an active partner of the professional accounting firm of Arthur Andersen LLP in 1996 and served as the Managing Partner of Arthur Andersen's Dallas/Fort Worth office from 1983 to 1994. Mr. Kesler was responsible for strategic planning on a world-wide basis for the Audit and Business Advisory practices of Arthur Andersen in 1982 and 1983 and served as the head of the Audit Practice in the firm's Dallas office from 1973 to 1982. Mr. Kesler also serves on the Board of Directors of Elcor Corporation, New Millennium Homes, Resource Services, Inc., and Triad Hospitals, Inc. Mr. Kesler currently serves as Chairman of the Audit Committee of CellStar's Board of Directors. Mr. Kesler served on the Nominating Committee from January 2000 until September 2001 and on the Compensation Committee of CellStar's Board of Directors from March 1999 until January 2000.

  James L. Johnson has served as the non-executive Chairman of the Board of Directors since July 2001 and as a director of the Company since March 1994. Mr. Johnson has been Chairman Emeritus of GTE Corporation since May 1992 and served as GTE's Chairman and Chief Executive Officer from April 1988 to April 1992. Mr. Johnson began his career with Southwestern Associated Telephone Company (the predecessor company of GTE Central) in 1949. He was a member of GTE's Board of Directors from 1985 to May 1999. He is currently a director of Harte Hanks Communications, Inc., M.O.N.Y (Mutual of New York, Inc.), Walter Industries Incorporated and Finova Group Incorporated (formerly GFC Financial). Mr. Johnson is also past Chairman of the United States Telephone Association. Mr. Johnson currently serves on the Audit, Nominating and Compensation Committees of CellStar's Board of Directors.

  J.L. Jackson has served as a director of the Company since March 1999. Mr. Jackson served as Chairman and Chief Executive Officer of Global Industrial Technologies, Inc. (formerly, INDRESCO) from 1993 to 1998. Before joining Global Industrial Technologies, Mr. Jackson was engaged in private executive business consulting from 1987 to 1993. From 1983 to 1987, Mr. Jackson served as a Director and as the President and Chief Operating Officer of Diamond Shamrock Corporation and was Executive Vice President of Diamond Shamrock and President of its then newly-formed coal unit from 1979 to 1983. Mr. Jackson has served on numerous Board of Directors, including the Fourth District Federal Reserve Bank of Cleveland, First Republic Bank, American Federal Bank, Hadsen Energy Resources and National Gypsum Company. Mr. Jackson currently serves as

Chairman of the Compensation Committee of CellStar's Board of Directors and also serves on the Audit Committee of CellStar's Board of Directors. Mr. Jackson served on the Nominating Committee of CellStar's Board of Directors from January 2000 until September 2001.

  Jere W. Thompson has served as a director of the Company since October 1999. Mr. Thompson served as President and Chief Executive Officer of The Southland Corporation from 1986 to 1991. Mr. Thompson joined Southland in 1954 and was made Vice President of store operations in 1962. He became Southland's President in 1973 and was elected to Southland's Board of Directors in 1961. Mr. Thompson was engaged in private business consulting from 1991 to 1996 when he became the President of The Williamsburg Corporation. Mr. Thompson serves on the Board of Directors and is the former Chairman of The National Center for Policy Analysis. He is also a member and former Chairman of The Development Board and the College and Graduate School of Business Foundation Advisory Council for The University of Texas at Austin. Mr. Thompson currently serves as Chairman of the Nominating Committee of CellStar's Board of Directors and also serves on the Compensation Committee of Cellstar's Board of Directors.

  The Board of Directors recommends a vote FOR the election of the nominee for Class III Director named above.

                     MEETINGS OF DIRECTORS AND COMMITTEES

  The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board of Directors met nine times and acted by unanimous written consent three times during the 2000 fiscal year. During the 2000 fiscal year, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director.

  The Board of Directors has established Audit, Compensation and Nominating Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during the 2000 fiscal year are described below.

  Compensation Committee. The Board of Directors has a standing Compensation Committee, which has the power to oversee and recommend to the Board the compensation policies of the Company and the specific compensation of the Company's executives. The Compensation Committee also has the power to administer the 1993 Amended and Restated Long-Term Incentive Plan (the "1993 Plan"), the Amended and Restated Annual Incentive Compensation Plan and the 1994 Amended and Restated Non-Employee Director Nonqualified Stock Option Plan (the "Directors' Plan"). Messrs. Jackson, Johnson and Thompson are the current members of the Compensation Committee. Mr. Jackson serves as Chairman of the Compensation Committee. Mr. Kesler served as a member of the Compensation Committee from March 1999 until January 2000. The Compensation Committee met one time and acted by unanimous consent one time during the 2000 fiscal year.

  During fiscal 1999, the Compensation Committee delegated to an Employee Stock Option Committee comprised of Richard M. Gozia, then-President and Chief Operating Officer of the Company, and Alan H. Goldfield, then-Chairman and Chief Executive Officer of the Company, certain authority to grant options to purchase up to 10,000 shares of Common Stock under the 1993 Plan to non-executive employees of the Company. Mr. Gozia resigned as a member of the Employee Stock Option Committee in April 1999. In 2000, the Board of Directors terminated the Employee Stock Option Committee in favor of a new arrangement for the granting and issuance of stock options under the 1993 Plan to non-executive officers of the Company. This new arrangement provides for a specified number of options (as recommended by the Compensation Committee to the Board) to be made available to each of the Company's regions, which options may be dispensed at the discretion of the regional management as approved by the Chief Executive Officer to eligible non-executive employees within that region during the course of the fiscal year. In the event the regional management dispenses its entire allotment of options before the end of the fiscal year, the Compensation Committee may, but is not obligated to, allocate an additional number of options to the region for distribution to non-executive employees within that region. The Employee Stock Option Committee did not meet and acted by unanimous written consent three times during the 2000 fiscal year.

  Nominating Committee. In fiscal 2000, the Board of Directors had a Governance and Nominating Committee that was charged with the responsibility to (i) evaluate and select candidates to fill vacancies on the Board of Directors, (ii) consider director nominees presented by stockholders, (iii) review the performance of current directors, and (iv) evaluate and seek to improve Board processes, including the setting of agendas, the conduct of Board meetings and the flow of information from Company officers to the directors. Messrs. Jackson, Kesler and Johnson served as the members of the Governance and Nominating Committee during fiscal 2000. Mr. Jackson served as Chairman of the Governance and Nominating Committee during fiscal 2000. The Governance and Nominating Committee met two times and did not act by unanimous written consent in fiscal 2000. In September 2001, the Governance and Nominating Committee's responsibilities were reduced to include the responsibility of (i) evaluating and selecting candidates to fill vacancies on the Board of Directors and (ii) considering director nominees presented by stockholders, and the name of the committee was changed to the Nominating Committee to reflect this change in responsibility. At that time, the composition of the Nominating Committee was reduced to two members, Messrs. Thompson and Johnson, and Mr. Thompson was made the Chairman of the Nominating Committee.

  The Company's Certificate of Incorporation provides that a stockholder may nominate a person for election to the Board of Directors at a meeting of the Company's stockholders only if written notice of such nomination(s) (a "Stockholder's Notice") is received by the Secretary of the Company no less than 60 days prior to the meeting; provided, however, that, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Stockholder's Notice must be received by the Company no later than the close of business on the tenth day following the first to occur of the date on which such notice was mailed or the date that public disclosure of the date of the meeting was made. The Certificate of Incorporation requires that the Stockholder's Notice include:
(i) the name, business address, and residence address of the nominating stockholder; (ii) a representation that the nominating stockholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business address and residence address and principal occupation of the nominee; (iv) a description of all arrangements or understandings between the nominating stockholder and such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the nominating stockholder;
(v) any other information relating to the nominating stockholder and such nominee that is required to be disclosed in a proxy statement or Schedule 13D filing; and (vi) the consent of such nominee to serve as a director of the Company if elected.

  Audit Committee. The Board of Directors has a standing Audit Committee, which has been charged with certain powers and duties including, among others, authority to (i) recommend to the Board the appointment of the firm selected to be independent certified public accountants for the Company and monitor the performance of such firm; (ii) review and approve the scope of the annual audit and evaluate with the independent certified public accountants the Company's annual audit and annual consolidated financial statements; (iii) review with management the status of internal accounting controls and internal audit procedures and results; (iv) evaluate problem areas having a potential financial impact on the Company that may be brought to the Committee's attention by management, the independent certified public accountants or the Board; and (v) evaluate the public financial reporting documents of the Company. The Audit Committee is required to have at least three members, at least two of whom are independent directors. Messrs. Kesler, Johnson and Jackson are the current members of the Audit Committee. Mr. Kesler was appointed to serve as Chairman of the Audit Committee in September 2001. Mr. Johnson served as Chairman of the Audit Committee during all of fiscal 2000 and in fiscal 2001 until

Mr. Kesler became Chairman of the Audit Committee. Messrs. Parker and Sheldon
I. Stein also served as members of the Audit Committee during the 2000 fiscal year but resigned their Committee positions in January 2000. The Audit Committee met five times during the 2000 fiscal year. The Board of Directors has concluded that each member of the Audit Committee is an "independent director" as defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers.

Report of the Audit Committee of the Board of Directors

  The Board of Directors adopted a formal written charter for the Audit Committee on September 27, 1999, and subsequently amended and restated the Audit Committee charter on January 21, 2000, in accordance with the listing standards of the National Association of Securities Dealers and the regulations of the Securities and Exchange Commission regarding audit committees. The Audit Committee's amended and restated charter is attached as Appendix A to this Proxy Statement.

  In fulfilling its responsibilities as set forth in its charter, the Audit Committee reviewed and discussed with management the Company's audited financial statements for the fiscal year ended November 30, 2000. The Audit Committee also discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

  The Audit Committee received the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the independent accountants their independence from the Company.

  The Audit Committee reviewed and discussed with internal audit services the audit scope and plan for fiscal 2001, significant audit findings during the year and management's response thereto.

  Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended November 30, 2000 be included in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2000 for filing with the Securities and Exchange Commission, and the Board of Directors approved the recommendation.

                                          James L. Johnson
                                          Dale V. Kesler
                                          J.L. Jackson

Principal Accountant Fees

  The following table summarizes the fees paid or payable to KPMG LLP for services rendered for the fiscal year ended November 30, 2000.

   Audit Fees.............................................           $1,043,335
   Financial Information Systems Design and Implementation
    Fees..................................................                  --
   All Other Fees:
     Tax Fees.............................................  $552,280
     Other Fees...........................................   425,787    978,067
                                                            -------- ----------
                                                                     $2,021,402
                                                                     ==========

  The Audit Committee has considered whether the provision of financial information systems design and implementation services and other non-audit services is compatible with maintaining the principal accountant's independence.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information with respect to the number of shares of Common Stock beneficially owned as of August 17, 2001, by (i) each person known by the Company to beneficially own more than five percent (5%) of the outstanding shares of Common Stock; (ii) the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as such on November 30, 2000 (based on salary and bonus earned during fiscal 2000) (collectively, the "Named Executive Officers"); (iii) each director and nominee for director of the Company; and
(iv) all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

                                                     Amount and
                                                     Nature of          Percent
                                                     Beneficial           of
Name of Beneficial Owner or Group                    Ownership           Class
---------------------------------                    ----------         -------
Alan H. Goldfield(1)................................ 21,001,110(2)       34.4
Lord, Abbet & Co.(3)................................  4,651,032(4)        7.7
Fuller & Thaler Asset Management, Inc.(5)(6)........  3,656,700(7)(8)     6.1
Terry S. Parker(9)(10)..............................    268,750(11)(12)     *
A.S. Horng(9).......................................  2,887,854(13)       4.8
Dale H. Allardyce(9)................................     80,000(14)         *
Austin P. Young(9)..................................     45,500(15)         *
Lawrence King(9)....................................    213,284(16)         *
James L. Johnson(9).................................     41,250(11)(17)     *
Dale V. Kesler(9)...................................      9,750(11)(18)     *
J.L. Jackson(9).....................................     18,750(11)(18)     *
Jere W. Thompson(9).................................     10,950(11)(18)     *
Current Directors and Executive Officers as a
 Group..............................................  3,731,748(19)       6.1

--------
  * Less than 1%.
 (1) The address for Mr. Goldfield is 1850 Turbeville Road, Denton, Texas 76210. Mr. Goldfield retired from his services as a director and officer of the Company in July 2001.
 (2) Includes 17,706,110 shares held jointly with Mr. Goldfield's wife. Also includes 2,370,000 shares that are subject to a revocable (upon 90 days written notice) proxy granted to Mr. Goldfield by Mr. A.S. Horng, which proxy gives Mr. Goldfield the right to vote such shares. Also includes 925,000 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
 (3) The address for Lord, Abbet & Co. is 90 Hudson Street, Jersey City, New Jersey 07302.
 (4) Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 19, 2001, by Lord, Abbet & Co., Lord, Abbet & Co. reported sole voting power and sole dispositive power with respect to all 4,651,032 shares.
 (5) The address for Fuller & Thaler Asset Management, Inc., is 411 Borel Avenue, Suite 402, San Mateo, California 94402.
 (6) The address for Mr. Russell J. Fuller is 411 Borel Avenue, Suite 402, San Mateo, California 94402.
 (7) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2001, by Fuller & Thaler Asset Management, Inc. and Russell J. Fuller, Fuller & Thaler Asset Management, Inc. reported sole voting power with respect to 2,745,700 shares and sole dispositive power with respect to all 3,656,700 shares.
 (8) Russell J. Fuller has investment authority over assets held by Fuller & Thaler Asset Management, Inc.
 (9) The address for such individual is 1730 Briercroft Court, Carrollton, Texas 75006.
(10) Mr. Parker was appointed as Chief Executive Officer of the Company in July 2001.
(11) Includes 7,500 shares subject to options granted under the Directors' Plan, which options are exercisable within 60 days.

(12) Includes 261,250 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(13) Includes 2,370,000 shares that are subject to a revocable (upon 90 days written notice) proxy to vote such shares held by Alan H. Goldfield. Also includes 517,854 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(14) Includes 50,000 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(15) Includes 37,500 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(16) Includes 213,284 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(17) Includes 11,250 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(18) Includes 1,250 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(19) Includes shares subject to options held by directors and executive officers named in the table and more fully described in footnotes 11 through 18 above, and 150,060 shares subject to options granted under the 1993 Plan to executive officers not named in the table, which options are exercisable within 60 days.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth certain information regarding compensation paid to the Named Executive Officers and two former executive officers for each of the Company's last three fiscal years.

                                                               Long Term Compensation
                                      Annual Compensation              Awards
                                  ---------------------------  -----------------------
                                                    Other      Restricted  Securities
        Name and                                    Annual       Stock     Underlying   All Other
       Principal                  Salary  Bonus  Compensation   Award(s)  Options/SARs Compensation
        Position         Year       ($)    ($)       ($)          ($)      (#)(1)(2)       ($)
       ---------         ----     ------- ------ ------------  ---------- ------------ ------------
Alan H. Goldfield(3).... 2000     850,000    --        --         --        100,000       50,975(4)
 Chairman of the Board   1999     850,000    --        --         --            --        32,461(4)
 and Chief Executive     1998     850,000    --        --         --        200,000       30,179(4)
  Officer

A.S. Horng.............. 2000     800,103 66,675       --         --        451,414          --
 Chairman, Chief         1999     796,897 66,162    25,388(5)     --        100,000          --
  Executive
 Officer and General     1998     795,487    --     34,620(5)     --        200,000          --
  Manager of CellStar
  (Asia) Corporation
  Ltd.

Dale H. Allardyce....... 2000     400,000    --    172,674(6)     --            --         2,070(4)
 President and Chief     1999(7)   17,375    --        --         --        200,000          --
 Operating Officer       1998(8)      --     --        --         --            --           --

Austin P. Young......... 2000     350,000    --      1,913(6)     --            --         4,999(4)
 Senior Vice President,  1999(9)   24,006    --        --         --        150,000          --
 Chief Financial Officer 1998(8)      --     --        --         --            --           --
  and Treasurer

Daniel T. Bogar......... 2000(10) 327,851    --        --         --        154,627          --
 Senior Vice President-- 1999     300,000    --        --         --        100,000          --
 Americas Region         1998     295,000    --        --         --        100,000          --

Timothy L. Maretti...... 2000(10) 244,941    --        --         --         19,280      130,769(11)
 Senior Vice President-- 1999     300,000    --        --         --         50,000          --
 Brazilian Region        1998     295,000    --        --         --        100,000          --

Lawrence King........... 2000     360,000 30,000       --         --         43,136       12,021(4)
 President and Chief     1999     310,000 30,000       --         --            --        11,878(4)
  Operating Officer--
 CellStar (Asia)         1998     240,000 40,000       --         --        200,000       10,470(4)
  Corporation Limited

--------
 (1) Reflects options to acquire shares of Common Stock. The Company has not granted stock appreciation rights.
 (2) All figures in this column reflect an adjustment for the Company's two-for-one Common Stock split that was effected in the form of a stock dividend in June 1998.
 (3) Mr. Goldfield retired from his services as a director and officer of the Company in July 2001.
 (4) Consists of insurance premiums paid by the Company.
 (5) Represents amounts paid or reimbursed by the Company to Mr. Horng as an annual housing allowance. See "--Employment Contracts and Termination of Employment and Change in Control Arrangements."
 (6) Consists of relocation expenses paid or reimbursed by the Company.
 (7) Mr. Allardyce became the Company's President and Chief Operating Officer in November 1999.
 (8) In accordance with Item 402 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, no information is included for fiscal years during which the Named Executive Officer did not serve as an executive officer of the Company.

 (9) Mr. Young became the Company's Senior Vice President, Chief Financial Officer and Treasurer in November 1999.
(10) Mr. Bogar and Mr. Maretti resigned from the Company in July 2000.
(11) Consists of severance payments paid by the Company to Mr. Maretti.

Option Grants During 2000 Fiscal Year

  The following table provides information related to options granted to the Named Executive Officers and two former highly compensated executive officers during the fiscal year ended November 30, 2000.

                                                                                    Potential
                                                                               Realizable Value at
                                                                                 Assumed Annual
                                                                                 Rates of Stock
                                                                               Price Appreciation
                                           Individual Grants                   for Option Term(1)
                         ----------------------------------------------------- -------------------
                           Number of    % of Total
                          Securities   Options/SARs Exercise
                          Underlying    Granted to   or Base
                         Options/SARs  Employees in   Price
          Name           Granted(#)(2) Fiscal Year  ($/Sh)(3) Expiration Date   5% ($)    10% ($)
          ----           ------------- ------------ --------- ---------------- --------- ---------
Alan H. Goldfield(4)....    100,000         6.6       9.875   January 20, 2010   620,818 1,573,152
A.S. Horng..............    451,414        29.8       9.875   January 20, 2010 2,802,461 7,101,428
Dale H. Allardyce(5)....        --          --          --                 --        --        --
Austin P. Young(5)......        --          --          --                 --        --        --
Daniel T. Bogar(6)......    154,627        10.2       9.875   January 20, 2010   959,953 2,432,518
Timothy L. Maretti(6)...     19,280         1.3       9.875   January 20, 2010   119,694   303,304
Lawrence King...........     43,136         2.8       9.875   January 20, 2010   267,796   678,595

--------
(1) The potential realizable value portion of the table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods of up to ten years.
(2) Reflects options to acquire shares of Common Stock. The Company has not granted stock appreciation rights. The options become exercisable with respect to 25% of the shares covered thereby on each of the first four anniversaries of the date of grant. In the event of a "change of control" (as defined in the 1993 Amended and Restated Long-Term Incentive Plan (the "1993 Plan")) of the Company, any unexercisable portion of the options will become immediately exercisable.
(3) The exercise price is equal to the fair market value of the Common Stock on the date of grant. The option exercise price may be paid as follows:
    (a) in cash or by certified check, bank draft or money order payable to the order of the Company; (b) with Common Stock (including restricted stock), valued at its fair market value on the date of exercise; (c) by delivery to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the optionee to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the stock option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price; and/or (d) in any other form of valid consideration that is acceptable to the Compensation Committee in its sole discretion.
(4) Mr. Goldfield retired from his services as a director and officer of the Company in July 2001.
(5) Each of Messrs. Allardyce and Young joined the Company in November 1999 and received options to acquire 200,000 and 150,000 shares of the Company's Common Stock, respectively.
(6) Each of Messrs. Bogar and Maretti resigned their respective positions with the Company in July 2000.

Option Exercises During 2000 Fiscal Year and Fiscal Year End Option Values

  The following table provides information related to options exercised by the Named Executive Officers and two former highly compensated executive officers during the fiscal year ended November 30, 2000 and the number and value of options held on November 30, 2000. The Company does not have any outstanding stock appreciation rights.

                                                Number of Securities
                                               Underlying Unexercised    Value of Unexercised In-
                           Shares                   Options/SARs          the-Money Options/SARs
                         Acquired on  Value         at FY-End (#)            at FY-End ($)(1)
                          Exercise   Realized -------------------------- -------------------------
   Name                      (#)      ($)(2)  Exercisable  Unexercisable Exercisable Unexercisable
   ----                  ----------- -------- -----------  ------------- ----------- -------------
Alan H. Goldfield(3)....     --        --       850,000       200,000        --           --
A.S. Horng..............     --        --       382,500       473,914        --           --
Dale H. Allardyce(4)....     --        --        50,000       150,000        --           --
Austin P. Young(4)......     --        --        37,500       112,500        --           --
Daniel T. Bogar(5)......     --        --           -- (6)        --         --           --
Timothy L. Maretti(5)...     --        --           -- (6)        --         --           --
Lawrence King...........     --        --       145,000       150,636        --           --

--------
(1) The closing price for the Company's Common Stock as reported by the NASDAQ/National Market System on November 30, 2000 (the last trading day of fiscal 2000) was $1.656. Value is calculated on the basis of the difference between the option exercise price and $1.656 multiplied by the number of shares of Common Stock underlying the option.
(2) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise related.
(3) Mr. Goldfield retired from his services as a director and officer of the Company in July 2001. Because Mr. Goldfield continued to serve the Company as a consultant after his retirement, his stock options did not expire in connection with his retirement.
(4) Each of Messrs. Allardyce and Young joined the Company in November 1999 and received options to acquire 200,000 and 150,000 shares of the Company's Common Stock, respectively.
(5) Each of Messrs. Bogar and Maretti resigned their respective positions with the Company in July 2000.
(6) Pursuant to the 1993 Plan, all options granted to Messrs. Bogar and Maretti expired as of August 20, 2000 and August 5, 2000, respectively, which was the 30th day following the date of their respective resignations.

Compensation of Directors

  During the fiscal year ended November 30, 2000, each director of the Company who was not an officer or other employee of the Company (an "Independent Director") received an annual retainer fee of $25,000, plus $1,500 for each meeting of the Board of Directors or committee of the Board of Directors that he attended and $750 for each telephonic Board of Directors or committee meeting that he attended. In addition, to the extent that any committee meeting is held on the same day as a full Board of Directors meeting or another committee meeting, only one $1,500 or $750 fee (as applicable) will be paid. Beginning in January 2000, the Company began paying a per diem fee of $1,500 to each Independent Director for each day such director performs additional services for the Company at the request of the Chief Executive Officer.

  Pursuant to the Directors' Plan, each Independent Director automatically receives an option (the "Initial Option") to purchase 7,500 shares of Common Stock upon becoming an Independent Director. Also beginning in fiscal 1998, in addition to the Initial Option, each Independent Director receives an annual grant pursuant to the 1993 Plan of an option (the "Annual Option") to purchase 5,000 shares of Common Stock, which option will be automatically granted on the date of the first full Board of Directors meeting following the end of each fiscal year. The Annual Option will vest with respect to 25% of the shares covered thereby on each anniversary of the date of grant and will expire ten years following the date of grant. The exercise price of all options granted to Independent Directors must be equal to the fair market value of the Company's Common Stock on the date of grant.

  Directors who are also employees of the Company receive no additional compensation for serving as directors. All directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or committees thereof.

Employment Contracts and Termination of Employment and Change in Control Arrangements

  The Company has entered into employment agreements (collectively, the "Employment Agreements" or individually, an "Employment Agreement") with Mr. Horng, Mr. Allardyce, Mr. Young and Mr. King (collectively, the "Executives" and individually, an "Executive"), effective January 22, 1998, November 12, 1999, November 5, 1999 and February 2, 1998, respectively. Mr. Goldfield's Employment Agreement was terminated in July 2001 in connection with Mr. Goldfield's retirement, and a separation agreement and a consulting agreement were entered into by the Company and Mr. Goldfield. See "Separation Agreement and Release and Consulting Agreement with Mr. Goldfield" below. The Employment Agreements of Messrs. Horng, Allardyce, Young and King provide for annual base salaries of $800,000, $400,000, $350,000 and $240,000, respectively, subject to increase by the Compensation Committee of the Board of Directors. Each of the Employment Agreements also provides that the Executive is eligible to receive an annual bonus.

  The Company is obligated under the Employment Agreements to provide to Messrs. Horng and King (i) life insurance policies with face amounts of $4,000,000 and $1,200,000, respectively, and (ii) disability insurance policies with annual disability benefits of $300,000 and $192,000, respectively, until attainment of age 65. In addition, the Company is obligated to pay or reimburse each Executive for all medical and dental expenses incurred by him or his spouse or dependents. The Company has in place insurance to cover a portion of such expenses. Messrs. Allardyce and Young are eligible to participate in the life, health and disability insurance programs customarily made available to executives of the Company.

  The Employment Agreements of Messrs. Horng, Allardyce, Young and King have terms of five years, four years, four years and three years, respectively. Mr. King continues to serve under his Employment Agreement while Mr. King and the Company negotiate and finalize a new Employment Agreement. All of the Employment Agreements are subject to earlier termination as follows: (i) by the Company (a) due to the disability of the Executive, (b) for "cause" or (c) "without cause"; or (ii) by the Executive (a) upon a material breach by the Company of the Employment Agreement ("Company Breach"), (b) within twelve months of a "change in control" or (c) without "good reason" (i.e., for any reason other than Company Breach). If any of Messrs. Horng, Allardyce, Young or King terminates his employment due to Company Breach or if any of them is terminated by the Company "without cause," he will be entitled to receive his accrued but unpaid base salary and annual incentive payments through the date of termination plus an amount equal to the product of (i)(a) his base salary plus (b) the average of his annual incentive payments for the preceding two years (one year for Mr. Horng) divided by 365 and multiplied by (ii) the number of days remaining in the term of his Employment Agreement. In the event of termination of employment after a "change in control," each of the Executives will be entitled to receive an amount equal to $100 less than three times his "annualized includable compensation," which is the maximum payment permitted by the Internal Revenue Code that does not constitute an "excess parachute payment."

  Under the Employment Agreements, a termination will be deemed to be "without cause" if it is for any reason other than due to the disability of the Executive or for "cause." Under the Employment Agreements for Messrs. Horng and King, a termination will generally be considered to be for "cause" if it is due to the Executive's (i) willful gross misconduct, (ii) conviction of a felony, (iii) gross incompetence, (iv) willful failure to follow the directives of the Board of Directors, or (v) any other material breach of his Employment Agreement that is not cured within sixty (60) days after receipt of written notice from the Company specifying the breach. Under the Employment Agreements for Messrs. Allardyce and Young, a termination will generally be considered to be for "cause," as determined by the Board of Directors in the exercise of good faith, if it is due to the Executive's (i) willful failure to perform his duties, (ii) misconduct that causes or is likely to cause material economic harm to, or material discredit to the reputation of, the Company or its affiliated entities, (iii) failure to follow the directions of senior management or the Board of Directors of the Company, (iv) conviction of or a plea of nolo contendre to a felony involving moral turpitude or the entry of an order by any federal or state regulatory agency prohibiting the Executive from participating in the affairs of the Company, or (v) any other material breach of his Employment Agreement that is not cured within sixty (60) days after receipt of written notice from the Company specifying the breach.

  For purposes of the Employment Agreements, a "change in control" will be deemed to occur upon the occurrence of any of the following: (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (3) any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; (4) the cessation of control (by virtue of their not constituting a majority of directors) of the Company's Board of Directors by the Continuing Directors (as defined); (5) the acquisition of beneficial ownership of 15% of the voting power of the Company's outstanding voting securities by any person or group who beneficially owned less than 10% of such voting power on the date of the Employment Agreement or the acquisition of beneficial ownership of an additional 5% of the voting power of the Company's outstanding voting securities by any person or group who beneficially owned at least 10% of such voting power on the date of the Employment Agreement, in each case subject to certain exceptions; or (6) subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7 of the United States Bankruptcy Code. In addition, the Employment Agreements of Messrs. Horng, Allardyce and Young each provide that a "change in control" will be deemed to occur (subject to certain exceptions) upon the execution by the Company and a stockholder of a contract that by its terms grants such stockholder (in its, his or her capacity as a stockholder) or such stockholder's affiliate, including, without limitation, such stockholder's nominee to the Board of Directors (in its, his or her capacity as an affiliate of such stockholder), the right to veto or block decisions or actions of the Board of Directors. For purposes of the Employment Agreements, the consummation of the Exchange Offer will not cause a "change in control" to occur.

  The Employment Agreements also provide that the Executives will be indemnified by the Company to the fullest extent permitted by law. The rights of Mr. Horng to indemnification are protected by his right to require the Company to establish and fund a trust for his indemnification after a change in control or a potential change in control. The Employment Agreements of all Executives include non-competition and confidentiality provisions.

Separation Agreement and Release and Consulting Agreement with Mr. Goldfield

  Separation Agreement and Release. The Company has entered into a Separation Agreement and Release (the "Separation Agreement") with Mr. Goldfield effective July 5, 2001 (the "Termination Date"). Under the Separation Agreement, Mr. Goldfield resigned all of his director and officer positions with the Company and its affiliates effective as of the Termination Date. The Separation Agreement also terminated the employment agreement between Mr. Goldfield and the Company. Mr. Goldfield waived all of his rights to further employment, compensation, benefits, and other remuneration from the Company, other than under the Separation Agreement and the consulting agreement (the "Consulting Agreement") entered into between the Company and Mr. Goldfield as of the Termination Date. See "Consulting Agreement" below. Mr. Goldfield also released the Company and its affiliates, representatives, employees, and agents from liability existing on the Termination Date arising out of Mr. Goldfield's employment agreement, employment or separation of employment with the Company. Mr. Goldfield also agreed to cooperate with reasonable requests by the Company for his assistance at the Company's expense. To the extent Mr. Goldfield's cooperation relates to matters other than those services to be provided by Mr. Goldfield under the Consulting Agreement and litigation or proceedings to which Mr. Goldfield is a named party, the Company agreed to pay Mr. Goldfield the greater of $1,000 per day or the highest per day amount then being paid to directors of the Company for services other than services provided as a director of the Company, plus expenses.

  In return, the Company agreed to the following:

  .  To pay Mr. Goldfield $4,250,000.

  . To pay Mr. Goldfield any amount due to Mr. Goldfield under the Company's annual incentive plan, prorated through the Termination Date.

  . To provide medical and dental benefits equivalent to the greatest of such benefits afforded by the Company to any of its employees based in the United States; such benefits to extend to Mr. and Mrs. Goldfield for their lives.

  . To allow Mr. Goldfield the use of, and all rights of the Company pertaining to, the suite at Texas Stadium owned by the Company. All rights to renew the lease of or purchase the Texas Stadium suite are not transferable by Mr. Goldfield and will revert to the Company if not exercised by Mr. Goldfield. Mr. Goldfield is responsible for all expenses related to the suite after the Termination Date.

  . To transfer to Mr. Goldfield all tickets to Dallas Cowboys games at Texas Stadium purchased by the Company prior to the Termination Date.

  . The separation of Mr. Goldfield from the Company will not constitute a "Termination of Service" under the 1993 Plan until the Consulting Agreement is no longer in effect.

  . The Company would reimburse to Mr. Goldfield the reasonable fees and expenses of one counsel to Mr. Goldfield in connection with Mr. Goldfield's entry into the Separation Agreement.

  . Until July 5, 2006, the Company will provide Mr. Goldfield with a term life insurance policy in a face amount of $5,000,000 if he qualifies under normal insurance underwriting standards.

  . Until July 5, 2006, the Company will provide Mr. Goldfield with a disability insurance policy that will pay Mr. Goldfield a $300,000 annual disability benefit until age 65 if he qualifies under normal insurance underwriting standards.

  . The Company released Mr. Goldfield from all claims arising out of his job performance for the Company, so long as he acted in good faith and in a manner he reasonably thought to be in, or not opposed to, the best interests of the Company and he had no reasonable cause to believe his conduct was illegal.

  . The Company agreed to continue to indemnify Mr. Goldfield against claims based on his service to the Company to the maximum extent of coverage available to any former employee. This indemnification is in addition to any other rights of indemnification available to Mr. Goldfield.

  Consulting Agreement. The Company has entered into the Consulting Agreement with Mr. Goldfield under which the Company has engaged Mr. Goldfield to perform such services for the Company as are mutually agreeable to Mr. Goldfield and the Chief Executive Officer of the Company. Under the Consulting Agreement, Mr. Goldfield has the honorary title of "Chairman Emeritus" of the Company but is not a director, officer or employee of the Company and has no authority to act on behalf of the Company. The Company is obligated to pay Mr. Goldfield $35,147 twice per month through November 2001. The Company will also pay Mr. Goldfield 5% of net earnings from specified new lines of business conducted by the Company in the People's Republic of China, Hong Kong, Korea, Japan, Taiwan, Singapore, Malaysia and the Philippines (the "Earnout"). The maximum amount of Earnout payments the Company is obligated to make under the Consulting Agreement is $15,000,000. The new business lines covered by the Earnout include the sale of prepaid calling cards, the sale of specified paging and long distance services, the sale of "Tai Chi box" services and products and the sale of personal digital assistants and digital cameras.

  The Consulting Agreement terminates on the earlier of November 30, 2006, a termination of Mr. Goldfield for cause by the Company, the death of Mr. Goldfield, written notice of termination by either party as a result of the disability of Mr. Goldfield or voluntary termination by Mr. Goldfield upon not less than 30 days prior written notice. Under the Consulting Agreement, a termination will generally be considered for "cause" if its is due to Mr. Goldfield's (i) willful gross misconduct, (ii) conviction of a felony, (iii) breach of his covenants of confidentiality and non-competition set forth in the Consulting Agreement or
(iv) violation of the Foreign Corrupt Practices Act. In the event of termination due to the death or disability of Mr. Goldfield, the Company must still pay the Earnout through November 30, 2006.

  The Consulting Agreement also includes non-competition and confidentiality provisions. The non-competition provision is effective until the later of July 5, 2003 or the date the Consulting Agreement is terminated.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

  General. Subject to existing contractual obligations, the Compensation Committee of the Board of Directors is primarily responsible for the Company's executive compensation policies and practices, and administers executive awards under the Company's 1993 Plan and the Amended and Restated Annual Incentive Compensation Plan (the "Incentive Plan"). The Compensation Committee is currently composed of Messrs. J.L. Jackson (Chairman), James L. Johnson and Jere W. Thompson. Mr. Kesler served on the Compensation Committee from March 1999 until January 2000.

  Compensation Philosophy. The Company's reward to stockholders through executive compensation philosophy reflects its belief that the compensation of executives (i) should be linked to achievement of the Company's business and strategic goals; (ii) should be aligned with the interests of stockholders through awards of stock options and other stock-based compensation; (iii) should recognize individual contributions, as well as overall business results; and (iv) should have the ultimate result of attracting, motivating and retaining highly-talented executives for the Company. To achieve these objectives, the Company's current compensation program consists of the following elements:

  .  Base salary

  . Annual incentive compensation, the receipt of which is based on (i) the financial performance of the Company and its divisions from year to year and/or (ii) significant individual contributions

  .  Long-term incentive compensation, primarily in the form of stock options

  Chief Executive Officer's Fiscal 2000 Compensation. Although Mr. Goldfield retired as the Company's Chairman and Chief Executive Officer in July 2001, his compensation is addressed below because Mr. Goldfield served as the Company's Chief Executive Officer during fiscal 2000. The structure of Mr. Goldfield's fiscal 2000 compensation was based in large part on competitive and comparable compensation for the position of responsibility as reviewed and recommended by an outside consulting firm hired by the Company. In accordance with such recommendations, the Company entered into an employment agreement with Mr. Goldfield, effective December 1, 1994. Such agreement provides for an annual base salary of $850,000 or such greater amount as may be recommended by the Compensation Committee. In addition, such agreement provides that Mr. Goldfield is eligible for an annual bonus pursuant to an incentive plan recommended by the Compensation Committee. Mr. Goldfield's base salary was not raised from the $850,000 amount provided for in 1994; however, during fiscal 2000, Mr. Goldfield was eligible to receive a cash bonus under the Incentive Plan of up to 100% of his base salary (the "Maximum Bonus"), subject to achievement by the Company of an earnings threshold recommended by the Compensation Committee. The percentage of the Maximum Bonus that Mr. Goldfield was eligible to receive was based on a range of earnings per share targets recommended by the Compensation Committee. Because the Company did not achieve the specified earnings per share target, Mr. Goldfield did not receive a bonus in fiscal 2000. Thus, a significant percentage of Mr. Goldfield's fiscal 2000 compensation was tied to performance of the Company. The Compensation Committee believes that the structure of Mr. Goldfield's compensation, with its strong emphasis on Company performance, was in the best interests of the Company's stockholders because it more closely aligned the interests of Mr. Goldfield and the Company's stockholders.

Mr. Goldfield was awarded a grant of options to purchase 100,000 shares of Common Stock under the 1993 Plan in January 2000.

  In fiscal 1999, the Company commissioned a new compensation survey to review its compensation practices in light of the practices of certain of its competitors and industry peers. The report, delivered in January 2000, confirmed that the range of cash compensation, bonus awards and option grants to executives and managers of the Company are competitive and that the thresholds and performance targets set by management of the Company are generally consistent with those of its peers and competitors.

  Compensation of Other Executive Officers. In the fiscal year ended November 30, 2000, the compensation package received by the other executives of the Company consisted of base salary, stock options and bonus awards. Each element is consistent with the compensation philosophy set forth above, and the determinations of the Compensation Committee regarding the appropriate form and level of executive compensation were based in part on the recommendations of management. Such recommendations reflected each individual's level of responsibility and experience and the assessment by the Compensation Committee of the individual's contribution to the success of the Company's business.

  The Compensation Committee continues to place its emphasis on compensation that would more closely align the executives' interests with the stockholders' interests. Therefore, as with the Chief Executive Officer, a significant percentage of each executive's total compensation opportunity was tied to performance of the Company and individual achievement through bonus eligibility, based on a combination of (i) individual performance and (ii) Company performance, and stock option awards.

  Subject to achievement by the Company of an earnings threshold specified by the Compensation Committee, certain of the Company's executives are eligible to receive incentive bonuses under the Incentive Plan ranging from 33% to 100% of their base salaries. The percentage of the bonus amount awarded is based in part on a range of targets established by the Compensation Committee involving the Company's earnings per share, return on capital employed and operating income generated.

  In granting stock options to the Company's executives, the Compensation Committee, with the input of management, considered each executive's current and future ability to impact achievement of strategic goals and objectives, as well as internal equity within the executive's peer group. The Compensation Committee believes this emphasis on equity compensation is in the best interests of the Company's stockholders because it more closely aligns the interests of the executives and the Company's stockholders for both near and long-term. All options granted during fiscal 2000 to the Company's executives were granted at the fair market value on the date of grant. All of such options vest at a rate of 25% per year, beginning on the first anniversary of the date of grant. See "Executive Compensation--Option Grants During Fiscal 2000." Therefore, an executive will receive full benefits from the option grant only if the Company's stock price appreciates and only if the executive remains with the Company for the full term of vesting.

  Internal Revenue Code Section 162(m). In August 1993, as part of the Omnibus Budget Reconciliation Act of 1993, Section 162(m) of the Internal Revenue Code (the "Code") was enacted, which section provides for an annual one million dollar limitation (the "Deduction Limitation") on the deduction that an employer may claim for compensation of certain executives. Section 162(m) of the Code provides an exception to the Deduction Limitation for certain performance-based compensation, and it is the intent of the Compensation Committee to qualify executive compensation for such exception to the extent necessary, feasible and in the best interests of the Company.

                                          J.L. Jackson
                                          James L. Johnson
                                          Jere W. Thompson

Comparative Performance Graph

  The following chart compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the stocks comprising The Nasdaq Market Value Index (the "Nasdaq Index") and the Electronics Wholesale Index over the period commencing December 1, 1995 and ending November 30, 2000. The comparison assumes $100 was invested on December 1, 1995 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance graph is not necessarily indicative of future price performance.

                     Comparison of Cumulative Total Return
     of CellStar Corporation, Nasdaq Index and Electronics Wholesale Index

                                                           [CHART APPEARS HERE]

                 Section 16(a) Beneficial Ownership Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by regulations of the Securities and Exchange Commission ("SEC") to furnish the Company with copies of all Section 16(a) reports that they file.

  To the Company's knowledge, based solely on its review of the copies of such reports received by it with respect to fiscal 2000, or written representations from certain reporting persons, all of the Company's directors, officers and holders of more than 10% of a registered class of the Company's equity securities have, with respect to fiscal 2000, timely filed all reports required by Section 16(a) of the Securities Exchange Act of 1934.

                                  PROPOSAL II

          APPROVAL OF ISSUANCE OF COMMON STOCK IN THE EXCHANGE OFFER

  The issuance of the Common Stock pursuant to the Exchange Offer is being submitted for approval by the stockholders of the Company at the meeting because the rules of the NASDAQ National Market System, upon which market the Company's outstanding Common Stock is qualified for quotation, require stockholder approval of the issuance or potential issuance of securities that will result in a change of control of the issuer. Because the total number of shares issuable may result in a change of control of the Company, the Company is seeking stockholder approval of the issuance of Common Stock in connection with the Exchange Offer.

Terms of the Exchange Offer

  In the Exchange Offer, the Company will offer to exchange approximately
400.94 shares of Common Stock and $133.33 in cash for each $1,000 principal amount of 5% Convertible Subordinated Notes due October 15, 2002 (the
"Notes"). As of           , 2001, there were $150,000,000 aggregate principal
amount of Notes outstanding, and the Company is offering to acquire all of the outstanding Notes in exchange for shares of Common Stock and cash. Consummation of the Exchange Offer will be subject to the satisfaction of the conditions described below in "Conditions to the Exchange Offer."

  The Company may amend or terminate the Exchange Offer and not accept any Notes if any of the events described below in "Conditions to the Exchange Offer" should occur or for any other reason within the Company's sole and absolute discretion.

  Generally, the Common Stock a holder of Notes receives in the Exchange Offer will be freely tradeable, unless the holder is considered an affiliate of the Company, as that term is defined in the Securities Act.

  The cash to be paid in connection with the Exchange Offer will come from internally generated funds and/or borrowings.

Conditions to the Exchange Offer

  The Exchange Offer is conditioned upon the exchange of a minimum principal amount of $135,000,000 of Notes, representing 90% in principal amount of the outstanding Notes, the approval of the issuance of Common Stock under the Exchange Offer by our stockholders and either the approval of the Exchange Offer by the banks under the revolving credit facility or the Company's refinancing of the Company's revolving credit facility on terms that are satisfactory to the Company. Notwithstanding any other provision of the Exchange Offer, the Company is not required to accept any Notes for exchange or to issue any Common Stock or pay any cash in exchange for Notes, and the Company may terminate or amend the Exchange Offer if, at any time before the acceptance of Notes for exchange or the exchange of the Notes for Common Stock and cash, any of the conditions described above is not satisfied or any of the following events occurs:

  . the Exchange Offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC;

  . an action or proceeding is pending or threatened in any court or by any governmental agency or third party that might materially impair the Company's ability to proceed with the Exchange Offer;

  . any materially adverse development occurs in any existing legal action or proceeding involving the Company or any of the Company's subsidiaries;

  . any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Exchange Offer or otherwise relating in any manner to the Exchange Offer is instituted or threatened;

  . any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Exchange Offer, any of which would or might restrain, prohibit or delay completion of the Exchange Offer or impair the contemplated benefits of the Exchange Offer to the Company;

  . any of the following occurs and the adverse effect of such occurrence shall, in the Company's reasonable judgment, be continuing:

    . any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

    . any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the date of the final prospectus for the Exchange Offer;

    . a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

    . any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

    . a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the Exchange Offer;

    . if any of the situations described above existed at the time of commencement of the Exchange Offer and that situation deteriorates materially after commencement of the Exchange Offer;

    . any tender or exchange offer, other than the Exchange Offer, with respect to some or all of the Company's outstanding Common Stock or any merger, acquisition or other business combination proposal involving the Company shall have been proposed, announced or made by any person or entity;

    . any event or events occur that have resulted or may result, in the Company's judgment, in an actual or threatened adverse change in the Company's business condition, income, operations, stock ownership or prospects;

    .  as the term "group" is used in Section 13(d)(3) of the Exchange Act,

      . any person, entity or group acquires more than five percent of the Company's outstanding shares of Common Stock, other than a person, entity or group which had publicly disclosed such
         ownership with the SEC prior to              , 2001; or

      . any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional Common Stock constituting more than two percent of the outstanding shares; or

    . the Nasdaq National Market System does not approve the listing of the shares of Common Stock to be issued in the Exchange Offer.

  If any of the above events occur, the Company may:

  . terminate the Exchange Offer and as promptly as practicable return all tendered Notes to tendering Note holders;

  . extend the Exchange Offer and, subject to certain withdrawal rights, retain all tendered Notes until the extended Exchange Offer expires;

  .  amend the terms of the Exchange Offer; or

  . waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the Exchange Offer is open, complete the Exchange Offer.

  The conditions are for the Company's sole benefit. The Company may assert these conditions with respect to all or any portion of the Exchange Offer regardless of the circumstances giving rise to them. The Company may waive any condition in whole or in part at any time in the Company's discretion. The Company's failure to exercise its rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time. Any determination by the Company concerning the conditions described above will be final and binding upon all parties.

  The Company is free to terminate the Exchange Offer for any or no reason, in the Company's sole and absolute discretion, and not accept any Notes.

Description of the Notes

  On October 14, 1997, the Company completed the sale of $150,000,000 aggregate principal amount of Notes. The Notes are general, unsecured subordinated obligations of the Company and are convertible into shares of Common Stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased. The conversion price is $27.668 per share (equivalent to a conversion rate of 36.14 shares per $1,000 principal amount of Notes), subject to certain adjustments.

  The Notes mature on October 15, 2002, unless earlier redeemed at the option of the Company or repurchased at the option of the holder upon a change of control of the Company, as determined under the Indenture that governs the Notes. Interest on the Notes is payable semi-annually at an annual rate of 5% on April 15 and October 15 of each year. Interest payments commenced on April 15, 1998. The Company has the option to redeem the Notes, in whole or in part, at any time. The Company used the proceeds from the sale of the Notes to repay certain indebtedness and for working capital and other general corporate purposes.

Background and Reasons for the Exchange Offer

  The Company does not currently believe that it will be able to refinance or pay off the Notes when they mature in October 2002. The Company experienced difficulty in meeting financial covenants under its revolving credit facility in fiscal 2000 due to significant losses in fiscal 2000. These losses, combined with current capital market conditions and an overall weakness in the telecommunications industry, have resulted in a tightening of financial covenants and a reduction in amounts that can be borrowed under the revolving credit facility and have further adversely affected the Company's ability to refinance the Notes. In addition, the Notes, which mature in October 2002, become a current liability of the Company in October 2001, thereby further adversely affecting the Company's balance sheet and its ability to finance its operations.

  During the six months ended August 17, 2001, the price of the Common Stock has ranged from a low sales price of $0.813 to a high sales price of $2.70, while the price of the Notes has ranged from a low sales price of $200.00 per $1,000 Note to a high sales price of $615.00 per $1,000 Note. On August 17, 2001 the last sales price of the Common Stock was $2.19 and the last sales price of the Notes was $615.00 per $1,000 Note.

  For several months, management and its financial advisor, Dresdner Kleinwort Wasserstein ("DKW"), have been examining alternatives to address the need to refinance the Company's existing revolving credit facility and the Notes. Management and DKW believe that it is not feasible at this time for the Company to effect such a refinancing by raising new money through the issuance of equity or debt securities on terms that would be acceptable to the Company. The Company also considered a convertible debt-for-Notes exchange offer but concluded that the terms of that transaction would not be as attractive to the Company, its lenders and its stockholders as the terms of the Exchange Offer.

  Since March 2001, management and DKW have held informal discussions with a holder of the Notes that the Company believes owns approximately 45% of the outstanding amount of the Notes. As a result of these negotiations and the considerations described in the previous paragraph, the Company believes the terms of the Exchange Offer are in the stockholders' and the Noteholders' best interests and will improve the Company's opportunities for success. However, no fairness opinion has been sought or obtained as to the terms of the Exchange Offer.

  The Exchange Offer will improve the Company's capitalization by increasing its outstanding equity base and reducing its indebtedness. If all of the outstanding Notes are exchanged for Common Stock and cash in the Exchange Offer, the Company's stockholders' equity will increase from approximately $192.0 million as of May 31, 2001, to $318.4 million (pro forma), and the Company's equity to debt ratio as of May 31, 2001 will increase from 0.92:1 to 4.00:1 (pro forma). Additionally, a reduction in the Company's indebtedness will improve the Company's interest coverage ratio and may lower its long-term capital costs. The Company believes that improving its capitalization will provide it with enhanced access to the capital markets and expand its opportunities for future growth.

  If the Exchange Offer is not completed and the Company is unable to otherwise refinance or pay off the Notes, the Company faces the possibility of bankruptcy when the Notes become due in October 2002, or possibly earlier, the consequence of which could be a liquidation or a reorganization of the Company. Although the interest in the Company retained by current stockholders following a liquidation or reorganization in bankruptcy cannot be predicted with certainty, management believes it likely that the current stockholders of the Company would retain a significantly smaller percentage of the Company's equity than they would if the Exchange Offer were completed.

  With respect to its existing revolving credit facility, the Company is currently in negotiations with lenders to replace that facility. There can be no assurance, however, that the Company will be able to enter into a new loan agreement.

  Management believes that the benefits of the Exchange Offer will outweigh the significant dilution of the interests of the Company's present stockholders resulting from the Exchange Offer (see "Effect of the Exchange Offer upon Existing Stockholders" below). For these reasons, the Board of Directors of the Company believes that the issuance of additional shares of Common Stock in the Exchange Offer is in the best interests of the present stockholders of the Company and should be approved.

Effect of the Exchange Offer upon Existing Stockholders

  The following table summarizes the difference between (i) the number of shares of Common Stock now outstanding and those which will be issued in the Exchange Offer and (ii) the percentage ownership interest of existing stockholders and new stockholders, assuming the exchange of a maximum of $150,000,000 in principal amount of Notes in the Exchange Offer:

                                                              Number of
                                                              Shares(1)  Percent
                                                             ----------- -------
   Present Stockholders(1)..................................  60,142,221    50%
   Exchange Offer Participants..............................  60,142,221    50%
     Total.................................................. 120,284,442   100%

--------
(1) Represents only the current holdings of existing shareholders; does not include shares, if any, which may be acquired through the participation of existing shareholders in the Exchange Offer.

  The above computations assume no exercise of existing outstanding convertible securities, including outstanding options to purchase 7,169,307 shares of Common Stock, and outstanding Notes not participating in the Exchange Offer.

Listing of the Common Stock for Trading

  The Common Stock is listed for quotation on the Nasdaq National Market under the symbol "CLST." The Company has applied for listing on the Nasdaq National Market of the shares of Common Stock to be issued in the Exchange Offer.

U.S. Income Tax Consequences to the Company

  The following discussion is a general description of certain possible U.S. federal income tax consequences to the Company that may result from the Exchange Offer. The actual U.S. federal income tax effect may vary depending upon circumstances in existence at the time these taxes are determined.

  Treatment of Possible Cancellation of Indebtedness Income. If the fair market value of the Common Stock and cash to be issued by the Company in the Exchange Offer (excluding amounts paid with respect to accrued interest) is less than the principal amount of Notes exchanged therefor, the Company will recognize cancellation of indebtedness income. If the Company recognizes cancellation of indebtedness income in connection with the Exchange Offer and, immediately before the date of the Exchange Offer, (i) the Company is "solvent" (i.e., the fair market value of the Company's assets exceeds the amount of its liabilities) by an amount that equals or exceeds the amount of cancellation of indebtedness income, then the Company will include the amount of the cancellation of indebtedness income in its income for federal income tax purposes, (ii) the Company is solvent by an amount that is less than the amount of the cancellation of indebtedness income, then the Company will include in its income for federal income tax purposes a portion of the cancellation of indebtedness income that equals the amount by which the Company is solvent; the remaining amount of the cancellation of indebtedness income will be excluded from the Company's income, and (iii) the Company is insolvent, then the Company will exclude from its income for federal income tax purposes the entire amount of the cancellation of indebtedness income. If the Company excludes cancellation of indebtedness income from its income as described above, the Company will be required to reduce certain of its tax attributes, including net operating loss and foreign tax credit carryovers and the Company's adjusted tax basis in its assets, by an amount equal to the amount of the cancellation of indebtedness income that is excluded from the Company's income. The Company believes that its tax attributes should be sufficient to offset fully any cancellation of indebtedness income arising from the Exchange Offer even if its existing tax attributes have been or become subject to a limitation as a result of an ownership change (as described below).

  Limitation on Use of Net Operating Loss Carryovers. At May 31, 2001, the Company had net operating loss and foreign tax credit carryovers of approximately $65 million and $1.3 million, respectively, for U.S. federal income tax purposes that are available to reduce future federal income tax. To the extent not used, the net operating loss and foreign tax credit carryovers expire in varying amount beginning in 2018 and 2002, respectively.

  The Company's ability to use its net operating loss and foreign tax credit carryovers to reduce future U.S. federal income tax, if any, may be limited because the Company will be deemed to have undergone an "ownership change" (i.e., a more than fifty percentage point change in the ownership of the Company's stock) in connection with the Exchange Offer or certain previous transactions involving transfers of the Company's stock. A corporation that undergoes an ownership change is subject to limitations on the amount of its net operating loss and foreign tax credit carryovers that may be used to offset the corporation's federal income tax following the ownership change. In addition, the use of certain other deductions attributable to events occurring in periods before an ownership change that are claimed within a five year period after the ownership change may also be limited (such "built-in deductions," together with net operating loss carryovers, known as "pre-change losses"). As a result, the Company's ability to use pre-change losses and foreign tax credits may be limited, resulting in accelerated or additional tax payments which, with respect to taxable periods after November, 2001, could have a material adverse impact in the Company's consolidated financial position or results of operations. At this time, management does not believe it will be necessary to provide an additional valuation allowance against the realizability of the net operating loss and foreign tax credit carryovers of the Company upon the consummation of the proposed transactions.

Unaudited Pro Forma Condensed Consolidated Financial Information

  The following unaudited pro forma condensed consolidated balance sheet and statements of operations have been derived by the application of pro forma adjustments to the historical consolidated balance sheet at May 31, 2001 and statements of operations for the year ended November 30, 2000 and the six months ended May 31, 2001 of the Company incorporated by reference into this Proxy Statement. See the section of this Proxy Statement titled "Documents Incorporated by Reference."

  The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended November 30, 2000 and the six months ended May 31, 2001 give effect to the Exchange Offer as if it had occurred at the beginning of the earliest period presented. The unaudited pro forma condensed consolidated balance sheet as of May 31, 2001 gives effect to the Exchange Offer as if it had occurred on May 31, 2001.

  The following unaudited pro forma consolidated financial information gives effect to the Exchange Offer and related adjustments, where indicated, assuming that 100% of the maximum principal amount of Notes being currently outstanding are tendered and exchanged pursuant to the Exchange Offer. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The Company has accounted for the exchange as a troubled debt restructuring due to the Company's current and prospective financial situation and the concessions the Noteholders will make in accepting the Exchange Offer.

  The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated balance sheet and statements of operations should not be considered indicative of actual results that would have been achieved had the Exchange Offer been consummated on the dates or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The unaudited pro forma condensed balance sheet and statements of operations should be read in conjunction with the Company's historical consolidated financial statements and related notes incorporated by reference into this Proxy Statement.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              As of May 31, 2001

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            Pro Forma(a)
                                                         ----------------------
                                              Historical Adjustments    Results
                                              ---------- -----------    -------
Assets
------
Current Assets:
  Cash and cash equivalents..................  $ 44,164       (938)(b)   43,226
  Restricted cash............................    41,312        --        41,312
  Accounts receivable (less allowance for
   doubtful accounts of $56,813).............   218,838        --       218,838
  Inventories................................   165,911        --       165,911
  Deferred income tax assets.................    33,672        --        33,672
  Prepaid expenses...........................    16,899        --        16,899
                                               --------   --------      -------
    Total current assets.....................   520,796       (938)     519,858
Property and equipment, net..................    18,012        --        18,012
Goodwill (less accumulated amortization of
 $6,695).....................................    22,670        --        22,670
Deferred income tax assets...................    14,314        --        14,314
Other assets.................................     9,903     (1,208)(c)    8,695
                                               --------   --------      -------
    Total assets.............................  $585,695     (2,146)     583,549
                                               ========   ========      =======
Liabilities and Stockholders' Equity
------------------------------------
Current Liabilities:
  Accounts payable...........................  $161,005        --       161,005
  Notes payable to financial institutions....    57,708     22,000 (d)   79,708
  Accrued expenses...........................    19,741       (938)(b)   18,803
  Income taxes payable.......................     5,187        394 (e)    5,581
  Deferred income tax liabilities............        13        --            13
                                               --------   --------      -------
    Total current liabilities................   243,654     21,456      265,110
  Long-term debt.............................   150,000   (150,000)(f)      --
                                               --------   --------      -------
Total Liabilities............................   393,654   (128,544)     265,110
                                               --------   --------      -------
Stockholders' Equity:
  Preferred stock, $.01 par value (5,000,000
   shares authorized; none outstanding)......       --         --           --
  Common stock, $.01 par value (200,000,000
   shares authorized; 60,142,221 issued and
   outstanding, respectively; 120,284,442
   shares outstanding after Exchange Offer)..       602        602 (f)    1,204
  Additional paid-in capital.................    81,298    125,095 (f)  206,393
  Accumulated other comprehensive loss-
   foreign currency translation adjustments..   (13,881)       --       (13,881)
  Retained earnings..........................   124,022        701 (f)  124,723
                                               --------   --------      -------
Total stockholders' equity...................   192,041    126,398      318,439
                                               --------   --------      -------
                                               $585,695     (2,146)     583,549
                                               ========   ========      =======

--------
(a) Reflects the pro forma presentation assuming 100% of the principal amount of Notes currently outstanding are tendered and exchanged pursuant to the Exchange Offer.
(b) Payment of interest accrued from April 15, 2001 (latest interest payment date through May 31, 2001).
(c) Reflects removal of unamortized debt issuance costs related to the Notes.
(d) Reflects borrowing under the Company's bank facilities of cash necessary to pay the $20.0 million cash component of the Exchange Offer consideration and an estimated $2.0 million in costs of the Exchange Offer. As the amounts borrowed equal the amounts paid, there is no net effect on cash and cash equivalents.
(e) Represents income taxes payable on the gain resulting from the Exchange
    Offer.
(f) Reflects the exchange of 60,142,221 shares of Common Stock (valued at $2.09 per share--the closing price on May 31, 2001) and $20.0 million in cash for the $150.0 million principal balance of the Notes and the recording of the resulting gain that is determined as follows (dollars in thousands):

      Principal amount of Notes...................................... $ 150,000
      Value of exchange consideration................................  (145,697)
      Unamortized debt issuance costs................................    (1,208)
      Estimated costs of Exchange Offer..............................    (2,000)
      Income taxes (36% of gain).....................................      (394)
                                                                      ---------
        Gain......................................................... $     701
                                                                      =========

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      Fiscal Year Ended November 30, 2000

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             Pro Forma(a)
                                                         ----------------------
                                             Historical  Adjustments   Results
                                             ----------  -----------  ---------
Revenues.................................... $2,475,682       --      2,475,682
Cost of sales...............................  2,364,197       --      2,364,197
                                             ----------    ------     ---------
Gross profit................................    111,485       --        111,485
Operating expenses:
  Selling, general and administrative
   expenses.................................    169,232       --        169,232
  Impairment of assets......................     12,339       --         12,339
  Restructuring charge......................       (157)      --           (157)
                                             ----------    ------     ---------
Operating income (loss).....................    (69,929)      --        (69,929)
Other Income (expense):
  Interest expense..........................    (19,113)    6,268(b)    (12,845)
  Equity in income (loss) of affiliated
   companies, net...........................     (1,805)      --         (1,805)
  Gain on sale of assets....................      6,200       --          6,200
  Other, net................................        932       --            932
                                             ----------    ------     ---------
Total other income (expense)................    (13,786)    6,268        (7,518)
                                             ----------    ------     ---------
Income (loss) before income taxes...........    (83,715)    6,268       (77,447)
Provision (benefit) for income taxes........    (20,756)    2,256(c)    (18,500)
                                             ----------    ------     ---------
Net income (loss)........................... $  (62,959)    4,012       (58,947)
                                             ==========    ======     =========
Net income (loss) per share:
  Basic..................................... $    (1.05)                  (0.49)
  Diluted................................... $    (1.05)                  (0.49)
Weighted average number of shares:
  Basic.....................................     60,131    60,142       120,273
  Diluted...................................     60,131    60,142       120,273
Ratio of earnings to fixed charges(d).......        --                      --

--------
(a) Reflects the pro forma presentation assuming 100% of the principal amount of Notes currently outstanding are tendered and exchanged pursuant to the Exchange Offer.
(b) Reflects the net change in interest expense resulting from the Exchange Offer as follows (dollars in thousands):

      Elimination of interest effect of Notes:
        Interest.....................................................  $ 7,500
        Amortization of debt issuance costs..........................      968
        Interest on additional bank facility borrowings at a weighted
         average interest rate of 10%................................   (2,200)
                                                                       -------
                                                                       $ 6,268
                                                                       =======

(c) Reflects the income tax effect of the above adjustments at a rate of 36%.
(d) For the year ended November 30, 2000, historical and pro forma, earnings were inadequate to cover fixed charges by $83.7 million and $77.4 million, respectively.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         Six Months Ended May 31, 2001

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             Pro Forma(a)
                                                         ----------------------
                                             Historical  Adjustments   Results
                                             ----------  -----------  ---------
Revenues.................................... $1,217,486       --      1,217,486
Cost of sales...............................  1,146,038       --      1,146,038
                                             ----------    ------     ---------
Gross profit................................     71,448       --         71,448
Operating expenses:
  Selling, general and administrative
   expenses.................................     52,172       --         52,172
  Restructuring charge......................        750       --            750
                                             ----------    ------     ---------
Operating income (loss).....................     18,526       --         18,526
Other income (expense):
  Interest expense..........................     (8,964)    3,354(b)     (5,610)
  Equity in income (loss) of affiliated
   companies, net...........................       (700)      --           (700)
  Gain on sale of assets....................        933       --            933
  Other, net................................      3,555       --          3,555
                                             ----------    ------     ---------
Total other income (expense)................     (5,176)    3,354        (1,822)
                                             ----------    ------     ---------
Income before income taxes..................     13,350     3,354        16,704
Provision for income taxes..................      3,872     1,207(c)      5,079
                                             ----------    ------     ---------
Net income.................................. $    9,478     2,147        11,625
                                             ==========    ======     =========
Net income per share:
  Basic..................................... $     0.16                    0.10
  Diluted................................... $     0.16                    0.10
Weighted average number of shares:
  Basic.....................................     60,142    60,142       120,284
  Diluted...................................     60,144    60,142       120,286
Ratio of earnings to fixed charges..........       2.40                    3.70

--------
(a) Reflects the pro forma presentation assuming 100% of the principal amount of Notes currently outstanding are tendered and exchanged pursuant to the Exchange Offer.
(b) Reflects the net change in interest expense resulting from the Exchange Offer as follows (dollars in thousands):

      Elimination of interest effect of Notes:
        Interest...................................................... $3,750
        Amortization of debt issuance costs...........................    484
        Interest on additional bank facility borrowings at a weighted
         average interest rate of 8%..................................   (880)
                                                                       ------
                                                                       $3,354
                                                                       ======

(c) Reflects the income tax effect of the above adjustments at a rate of 36%.

Rights of Dissenting Stockholders

  Neither the Certificate of Incorporation or Bylaws of the Company nor the laws of the State of Delaware require that appraisal rights be available to stockholders that do not vote to approve the issuance of Common Stock in the Exchange Offer.

Required Vote

  The vote required to approve this proposal, in accordance with the laws of the State of Delaware and the rules of Nasdaq applicable to companies with securities listed thereon, is the affirmative vote of the holders of a majority of shares present in person or represented by Proxy at the Meeting, provided that a quorum is present at the Meeting.

  The Board of Directors recommends a vote FOR the proposal to approve the issuance of Common Stock in the Exchange Offer.

                             CERTAIN TRANSACTIONS

  In May 2000, CellStar (Asia) Corporation Limited ("CellStar Asia") loaned $320,503 to Mr. A.S. Horng, Chairman and Chief Executive Officer of CellStar Asia, at an interest rate of 6%. CellStar Asia made the loan to Mr. Horng to assist with the payment of taxes. Mr. Horng repaid the loan in September 2000.

  In connection with its initial public offering in December 1993, the Company bought from Mr. Goldfield, its then Chief Executive Officer, a jet aircraft at book value and agreed that he would have the right to buy the aircraft back at its then current book value if the Company decided to sell it. In January 2001, the Company sold the aircraft to Mr. Goldfield for its book value, which was $2,236,718.

  In July 2001, the Company has entered into the Separation Agreement and the Consulting Agreement with Mr. Goldfield. See "Executive Compensation; Separation Agreement and Release and Consulting Agreement with Mr. Goldfield."

                             INDEPENDENT AUDITORS

  The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG LLP as the independent auditors of the Company for the fiscal year ending November 30, 2001. KPMG LLP served as the Company's independent certified public accountants for the fiscal year ended November 30, 2000, and has reported on the Company's consolidated financial statements for such year. Representatives of KPMG LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholders of the Company may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act and the Company's Certificate of Incorporation. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 2002 Annual Meeting of Stockholders, such proposals must be received by the Company no later than
           , 2001 for all proposals other than for the election of directors. The procedure for nominating a person to serve as a director for election is set forth under "Meetings of Directors and Committees--Nominating Committee." Such proposals should be directed to CellStar Corporation, 1730 Briercroft Court, Carrollton, Texas 75006, Attention: General Counsel.

  Stockholders who wish to make a proposal at the Company's 2002 annual meeting that will not be included in the Company's proxy materials should
notify the Company no later than        , 2002. If a stockholder who wishes to
present a proposal fails to notify the Company by this date, the Proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the Proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.

                                OTHER BUSINESS

  The Board of Directors knows of no matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matter properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to exercise their discretionary authority to vote in accordance with their best judgment.

                      DOCUMENTS INCORPORATED BY REFERENCE

  Accompanying this Proxy Statement is a copy of the Company's Annual Report on Form 10-K/A Amendment No. 2 for the fiscal year ended November 30, 2000 filed with the SEC on July 6, 2001 (the "Annual Report"). The Annual Report is not to be deemed a part of this Proxy Statement and does not form any part of the material for the solicitation of Proxies, other than the sections entitled "Supplementary Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure," and "Quantitative and Qualitative Disclosures About Market Risk," and the Company's consolidated financial statements included in the Annual Report, each of which is incorporated herein by reference.

                                 MISCELLANEOUS

  The entire cost of soliciting Proxies, including the costs of preparing, printing and mailing this Proxy Statement and accompanying materials to stockholders, will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit Proxies personally or by telephone or otherwise, without additional compensation. MacKenzie Partners, Inc. ("MacKenzie") will assist the Company in the solicitation of Proxies. The Company estimates that it will pay approximately $15,000 in fees, plus expenses and disbursements, to MacKenzie for its proxy solicitation services. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding of solicitation materials to the beneficial owners of shares of Common Stock held by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                                          By Order of the Board of Directors,

                                          [SIGNATURE OF ELAINE FLUD RODRIGUEZ]

                                          Elaine Flud Rodriguez
                                          Senior Vice President, Secretary and
                                           General Counsel

      , 2001

                                                                     APPENDIX A

                             CELLSTAR CORPORATION

                            AUDIT COMMITTEE CHARTER

  The Audit Committee (the "Committee") of CellStar Corporation (the "Company") is a committee of the Board of Directors. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (i) the financial information which will be provided to the shareholders, potential shareholders, the investment community and others;
(ii) reviewing areas of potential significant financial risk to the Company including the systems of internal controls which management and the Board of Directors have established; (iii) monitoring the independence and performance of the Company's independent accountants and internal audit function; and (iv) reporting on all such matters to the Board of Directors.

  In meeting its responsibilities, the Committee is expected to:

Meetings and Memberships

  1. Provide an open avenue of communication between the internal auditor, the independent accountant and the Board of Directors, including meeting with the internal auditor, the independent accountant and management in separate executive sessions to discuss any matters that the Committee or any of these persons believe should be discussed privately with the Committee.

  2. The Committee should meet privately in executive session at least annually with internal audit services and the independent auditors to discuss any matters that the Committee believes should be discussed.

  3. The Committee shall have at least three members, who shall serve at the pleasure of the Board of Directors. All members shall be outside directors, and at least two of the members shall be independent directors. An "independent director" is a person whose only nontrivial connection to the Company is that person's directorship. An independent director must also meet the qualifications of an "outside director." All members of the Committee shall be financially literate and able to read and understand fundamental financial statements. At lease one member of the Committee shall have accounting or related financial management experience. An "outside director" is

    (i) a person who is an independent director, or

    (ii) a person who

      (a) is not employed by the Company or any of its affiliates for the current year or any of the past three years,

      (b) is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year,

      (c) has not been an officer of the Company,

      (d) does not receive remuneration from the Company, either directly or indirectly, in any capacity other than as a director, as set forth in 26 C.F.R. Section 1.162-27(e)(3)(i), promulgated under Section 162
    (m) of the Internal Revenue Code of 1986, as amended,

      (e) is not a member of the immediate family of an individual who is, or has been in any of the past three years, employed by CellStar or any of its affiliates as an executive officer,

      (f) is not a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which CellStar made, or from which CellStar received, payments (other than those arising solely from investments in CellStar's securities) that exceeded 5% of CellStar's or the business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years,

      (g) is not employed as an executive of another entity where any of CellStar's executives serve on that entity's compensation committee, and

      (h) does not have a relationship that, in the opinion of CellStar's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

    Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in that person's home.

General

  1. Review and update the Committee's charter annually.

  2. Inquire of management, the internal auditor and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

  3. Consider with management and the independent accountant the rationale for employing audit firms other than the principal independent accountant.

  4. Consider and review with management, the independent accountant and the internal auditor:

    a. The adequacy of the Company's internal controls, including the adequacy of controls and security for management information systems and other information technology.

    b. Any related significant findings and recommendations of the independent accountant and internal audit together with management's responses thereto.

  5. Review filings with the SEC and other published documents containing the Company's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

  6. Review the Company's policies relating to compliance with laws and regulations; the Company's code of conduct; ethics; officers' expense accounts, perquisites, and use of corporate assets; conflict of interest and the investigation of misconduct or fraud. Determine the extent to which the planned audit scope of the internal auditor and independent accountant can be relied on to detect fraud.

  7. Review legal and regulatory matters that may have a material impact on the financial statements, the Company's related compliance policies and programs and reports received from regulators.

  8. Report actions of the Committee to the Board of Directors with such recommendations as the Committee may deem appropriate.

  9. The Committee shall meet at least four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

  10. The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation.

  11. The Committee will perform such other functions as assigned by law, the Company's charter or bylaws, or the Board of Directors.

  12. Annually, prepare a report to the shareholders as required by the Securities and Exchange Commission. The report should be signed by the Chair of the Committee and included in the Company's annual Proxy Statement. State the Company's Audit Committee has adopted a written charter.

  13. Provide a report of the Committee's activities to the Board at regular intervals.

  14. The Committee members and the Committee chairman shall be designated by the full Board of Directors upon the recommendation of the Nominating Committee of the Board of Directors. The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board of Directors. In carrying out these responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order that it can best react to changing conditions and environment and to assure the Board of Directors and shareholders that the Company accounting practices are in accordance with all requirements and are of the highest quality.

Management

  1. Review Management's Discussion and Analysis (MD&A) included in Form 10-K.

  2. Review with management the Company's policies and controls, including reporting controls over derivative transactions, including Foreign Currency exposures and hedging activities.

Management and Independent Accountant

  1. Review quarterly results and related public release with management and independent accountant prior to release. Review with management, the independent accountant and the internal auditor Form 10-Q before it is filed with the SEC.

  2. Review with management and the Company's independent public accountants the applicability and impact of any new pronouncements (or exposure drafts) issued by the Financial Accounting Standards Board or other applicable regulatory agencies.

Independent Accountant and Internal Auditor

  1. Review with the internal auditor and independent accountant the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed by the Company and the related degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

Independent Accountant

  1. Confirm with the independent accountant their ultimate accountability to the Board of Directors and the Audit Committee, as representatives of the shareholders. Select and recommend to the Board of Directors the independent accountant to be proposed for shareholder approval, approve the compensation of the independent accountant, review and evaluate the independent accountant, and recommend to the Board of Directors the discharge of the independent accountant.

  2. Take action, or recommend that the full Board of Directors take action, to oversee the independence of the independent accountant by, among other things, (i) receiving from the independent accountant a formal written statement delineating all relationships between the accountant and the Company, consistent with Independence Standards Board Standard 1, and (ii) actively engaging in a dialogue with the accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountant.

  3. Review scope of work planned by the independent accountant for the annual audit.

  4. Review with the independent accountant at the completion of the annual examination:

    a. The Company's annual financial statements and related footnotes to establish that the organization's financial statements constitute a full and meaningful report to its shareholders and creditors.

    b. The independent accountant's audit of the financial statements and his or her report thereon.

    c. Any significant changes required in the independent accountant's audit plan.

    d. Any serious difficulties or disputes with management encountered during the course of the audit.

    e. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards or any other concerns.

    f. The Company's compliance with its loan agreements.

    g. The existence of significant estimates and the rationale behind those estimates as well as any significant changes in such estimates.

    h. All fees paid to the auditors for the previous fiscal year.

    i. Any significant transactions that were not a normal part of the Company's business.

    j. Any change in accounting principles.

    k. Any prior period adjustments.

    l. The initial reporting of any signification loss or gain contingency (or significant change in the magnitude of any contingency).

    m. The "Management Letter" from the independent accountants.

Internal Auditor

  1. Review and concur in the appointment, replacement, reassignment or dismissal of the Director of Audit Services.

  2. Confirm and assure the independence of the internal auditor.

  3. Review with the Director of Audit Services the audit scope and plan, including the coordination of audit effort between the internal auditor and the independent accountant, to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

  4. Consider and review with management and the internal auditor:

    a. Significant findings during the year and management's responses thereto.

    b. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

    c. Any changes required in the planned scope of their audit plan.

    d. The internal auditing department budget and staffing.

    e. The internal audit department charter.

    f. The internal auditor's compliance with the Institute of Internal Auditors Standards for the Professional Practice of Internal Audits.

                                     PROXY

                              CELLSTAR CORPORATION
                             1730 BRIERCROFT COURT
                            CARROLLTON, TEXAS 75006
                              TEL: (972) 466-5000


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Elaine Flud Rodriguez and Terry S. Parker as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of CellStar Corporation held of record by the undersigned on ______ at the annual meeting of stockholders to be held at the Omni Dallas Hotel Park West, 1590 LBJ Freeway, Dallas, Texas on ________, 2001 at 10:00 a.m., Dallas time, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE PROPOSALS. PLEASE REVIEW CAREFULLY THE PROXY STATEMENT DELIVERED WITH THIS PROXY.

1. Proposal to elect Terry S. Parker as director until the annual meeting in 2004 or until his successor has been duly qualified and elected.

     [ ]  FOR                  [ ]  AGAINST             [ ]  ABSTAIN

2.   Proposal to approve the issuance of Common Stock in the Exchange Offer.

     [ ]  FOR                  [ ]  AGAINST             [ ]  ABSTAIN

The Proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting.


                                    ---------------------------------
                                    Signature

Dated: ____________ ___, 2001
                                    ---------------------------------
                                    Signature, if held jointly

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.